Exhibit 99.1

Medicine Man Technologies Announces Third Quarter 2019 Financial Results

•	Total Revenue Grew by 14% Y-O-Y Driven by Continued Growth in Consulting Services and Products with Success Nutrients and The Big Tomato
•	Company Strategy Fortified Through Seven Additional Pending Acquisitions to Become One of the Largest Vertically Integrated Cannabis Operators
•	Company Commitment to Protecting Cannabis Consumers Reinforced by Recent Identification of Certain Substances Related to Vape Use Illnesses by Health Officials
•	Company to Host Financial Results Conference Call and Company Updates on Monday, November 11, 2019 at 8:30 a.m. EST

DENVER, November 11, 2019 /PRNewswire/ -- Medicine Man Technologies, Inc. (OTCQX: MDCL) ("Medicine Man Technologies" or the "Company") today announced the financial results for its third quarter of 2019.

During the quarter ended September 30, 2019, total revenue was $5,338,868, an increase of approximately 14% compared to revenues of $4,672,519 in the quarter ended September 30, 2018. Strong product sales and litigation revenue in the most recent quarter offset a one-time licensing sale in the same quarter of 2018.

The Company reported cost of goods and services totaling $2,786,244 during the three months ended September 30, 2019. This compares to $459,280 during the same period in 2018. This increase was due primarily to increased costs related to the sale of products.

Operating expenses during the three months ended September 30, 2019 were $3,478,232 as compared to $1,842,954 for the same period prior year. The increase was primarily attributable to non-cash, stock-based compensation and costs associated with activities related to building an infrastructure to ensure a seamless integration of our numerous pending acquisitions and to help build the proper platform for sustainable growth.

The Company reported net loss in the three months ending September 30, 2019 of $1,827,978, equivalent to ($0.05) per share, as compared to a net income of $4,950,601, or $0.18 per share, for the three months ending September 30, 2018.

The Company’s cash balance at September 30, 2019 was $15,204,587 as compared to $529,674 at September 30, 2018. The increased cash position was due primarily to the equity investment by strategic partner Dye Capital & Company.

“The third quarter of 2019 was a transformational one for the Company,” said Mr. Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. “We reported seven additional proposed acquisitions, bringing our total to 12 pending acquisitions, we filled a key leadership role within the Company, and saw positive initiatives in the industry both locally and federally, which strengthened our industry leading position. In looking at our operations related to the consulting services and our products, the continued positive trends we see in the third quarter are encouraging, as both grew at double digit percentage growth rates.”

“Beyond our financial performance, I also wanted to take a moment to address the vaping crisis that is now being discussed at the national level,” said Mr. Williams. “Recently, U.S. health officials singled out vitamin E acetate as a likely culprit causing lung injuries related to vaping. While we believe that this additive in vaping products is more commonly found in the illicit market, MedPharm Holdings, one of our pending acquisitions, never used this additive in its products and advocated for its ban at the state level almost two months ago. Medicine Man Technologies again calls for intense focus by health officials on chemical additives added to vape liquids that can be unsafe. We have always put the health and safety of cannabis consumers first and have always used a science-based, public health approach in our product development. MedPharm reiterates its formal policy prohibiting the use of any potentially harmful chemical additives in its vape concentrates, including vitamin E acetate. Additionally, Medicine Man Technologies calls for Colorado regulators to again be cannabis pioneers for the nation by specifically banning the use of propylene glycol (PG), vegetable glycerin (VG), and medium chain triglycerides (MCT) in all vape concentrates in the legal market. We must put the health of cannabis consumers at the forefront and take steps to truly protect them.”

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“To close out, I want to reiterate that our strategy is to become one of the largest vertically integrated cannabis operators in North America by delivering the best products through leading cultivation, manufacturing, and extraction methods,” said Mr. Williams. “Accomplishing this takes time, effort, quality people, and proper planning, so some expenses were incurred in the third quarter to help establish the longer-term necessary infrastructure to achieve this goal. We look forward to the quarters ahead and will remain focused on closing on all 12 of our pending acquisitions.”

Third Quarter 2019 Conference Call and Company Updates

The Company will host a conference call on Monday, November 11, 2019, before the market opens at 8:30 a.m. EST. Investors interested in participating in the call can dial 877-407-8293 from the U.S. or 201-689-8349 internationally. A live webcast will also be available on the Company’s website at https://ir.medicinemantechnologies.com. It is recommended that investors visit the website 15 minutes prior to the call to register, download, and install any necessary audio software.

A telephone replay of the earnings call will be available beginning approximately two hours after the call and ending November 25, 2019 by dialing 877-660-6853 for participants in the U.S. or 201-612-7415 for participants that are international and entering access code 13696317. The webcast will be archived for two weeks on the Company’s website.

Chief Executive Officer Andy Williams will be joined by Chief Operating Officer Joe Puglise and Senior Vice President of Finance Nancy Huber to discuss the Company's financials, provide a corporate update, and answer questions during the call. Participants may submit questions prior to the call by emailing ir@medicinemantechnologies.com with "MDCL Question" in the subject line, and also during the live call via webcast.

For more information about Medicine Man Technologies, please visit https://www.MedicineManTechnologies.com.

About Medicine Man Technologies
Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients and supplies. The Company’s client portfolio includes active and past clients in 20 states and 7 countries throughout the cannabis industry. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry. Current agreements will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharma-grade products internationally. The Company's intellectual property includes the ""Three A Light"" methodology for cannabis cultivation and pending acquisition candidate MedPharm's GMP-certified facility, which has the first cannabis research license to conduct clinical trials in the United States. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services; (ii) our ability to complete and integrate acquisitions; (iii) general industry and economic conditions; and (iv) our ability to access adequate financing on terms and conditions that are acceptable to us, as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:
ir@medicinemantechnologies.com
1-866-348-1997

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MEDICINE MAN TECHNOLOGIES, INC.

BALANCE SHEET

Expressed in U.S. Dollars

	September 30, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$15,204,587	$321,788
Accounts receivable	1,901,019	1,180,757
Accounts receivable – related party	490,485	125,112
Inventory	407,708	489,239
Other assets	774,856	50,824
Total current assets	18,778,655	2,167,720
Noncurrent assets:
Fixed assets, net accumulated depreciation of $189,896 and $149,015	61,072	94,640
Goodwill	12,304,306	12,304,306
Intangible assets, net accumulated amortization of $19,058 and $13,903	76,309	81,197
Investment	741,307	2,199,344
Accounts receivable – litigation	3,063,968	1,281,511
Note receivable – noncurrent, net	237,246	92,888
Note receivable – related party	487,695	–
Operating lease right of use assets	168,344	–
Total noncurrent assets	17,169,579	16,053,886
Total assets	$35,918,902	$18,221,606

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$915,651	$202,515
Accounts payable – related party	20,703	71,312
Accrued expenses	485,292	291,084
Derivative liabilities	5,852,649	–
Income taxes payable	582,931	582,931
Total current liabilities	7,857,226	1,147,842
Noncurrent liabilities:
Lease liabilities	121,835	–
Total noncurrent liabilities	121,835	–
Total liabilities	7,979,061	1,147,842

Commitments and contingencies, note 13	–	–
Shareholders’ equity
Common stock $0.001 par value. 90,000,000 authorized, 39,369,511 and 27,753,310 were issued and outstanding September 30, 2019 and December 31, 2018, respectively.	39,490	27,875
Additional paid-in capital	44,656,071	20,239,163
Additional paid-in capital – warrants	2,647,461	2,647,461
Retained earnings	(19,403,181)	(5,840,735)
Total shareholders' equity	27,939,841	17,073,764

Total liabilities and stockholders’ equity	$35,918,902	$18,221,606

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MEDICINE MAN TECHNOLOGIES, INC.

STATEMENT OF COMPREHENSIVE (LOSS) AND INCOME

For the Three and Nine Months Ended September 30, 2019 and 2018

Expressed in U.S. Dollars

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Operating revenues:
Product sales, net	$2,147,182	$239,085	$4,743,391	$797,381
Product sales – related party, net	613,014	143,761	893,084	425,499
Consulting, licensing and Cultivation Max fees	781,021	3,244,285	1,657,286	4,972,573
Litigation revenue	1,782,457	1,015,154	1,782,457	1,015,154
Other operating revenues	15,195	30,234	23,946	90,636
Total revenue	5,338,869	4,672,519	9,100,164	7,301,243

Cost of goods and services:
Cost of goods and services	2,786,244	459,280	5,471,369	1,213,194
Total cost of goods and services	2,786,244	459,280	5,471,369	1,213,194

Gross profit	2,552,625	4,213,239	3,628,795	6,088,049

Operating expenses:
Selling, general and administrative expenses	718,990	259,900	1,092,702	710,647
Professional services	837,940	177,103	3,602,772	657,694
Salaries, benefits and related expenses	980,432	568,451	1,862,990	1,340,724
Stock based compensation	940,870	837,500	3,166,276	837,500
Derivative expense – contingent compensation	–	–	5,400,559	–
Total operating expenses	3,478,232	1,842,954	15,125,299	3,546,565

Income from operations	(925,607)	2,370,285	(11,496,504)	2,541,484

Other income (expense):
Interest income (expense), net	36,462	(17,794)	(155,815)	22,439
Other income (expense)	–	–	–	(4,316)
Unrealized gain (loss) on derivative liabilities	(197,526)	–	(452,090)	–
Unrealized gain (loss) on investments	(741,307)	2,598,110	(1,458,037)	2,598,110
Total other income (expense)	(902,371)	2,580,316	(2,065,942)	2,616,233

Net income (loss)	$(1,827,978)	$4,950,601	$(13,562,446)	$5,157,717

Earnings (loss) per share attributable to common shareholders:
Basic and diluted earnings (loss) per share	$(0.05)	$0.18	$(0.44)	$0.19
Weighted average number of shares outstanding - basic and diluted	35,115,889	27,578,310	31,136,392	27,578,310

Other comprehensive income (loss), net of tax
Total other comprehensive income (loss), net of tax	$–	$–	$–	$–

Comprehensive income (loss)	$(1,827,978)	$4,950,601	$(13,562,446)	$5,157,717

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MEDICINE MAN TECHNOLOGIES, INC.

STATEMENT OF CASH FLOWS

For the Nine months Ended September 30, 2019 and 2018

Expressed in U.S. Dollars

	2019	2018

Cash flows from operating activities
Net income for the period	$(13,562,446)	$5,157,717
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	45,768	54,253
Common stock issued in exchange for fees and services	210,521	–
Derivative expense	5,400,559	–
Loss on change in derivative liabilities	452,091	–
Loss on investment, net	1,458,037	–
Stock based compensation	3,921,276	837,500
Changes in operating assets and liabilities
Note receivable	–	2,561
Accounts receivable	(2,868,093)	(1,566,811)
Inventory	81,530	(335,869)
Prepaid expenses and other current assets	(629,032)	(3,580)
Operating lease right of use assets and liabilities	(67,839)	–
Accounts payable and other liabilities	878,066	(61,879)
Net cash used from operating activities	(4,679,562)	4,083,892

Cash flows from investing activities
Purchase of fixed assets	(7,312)	–
Sale of assets	–	16,187
Short term debt	–	(58,280)
Issuance of notes receivable	(632,053)	–
Investment proceeds	–	(5,260,840)
Net cash used in investing activities	(639,365)	(5,302,933)

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	19,600,000	1,000,000
Proceeds from exercise of common stock purchase warrants, net of issuance costs	601,726	–
Net cash earned for financing activities	20,201,726	1,000,000

Net decrease in cash and cash equivalents	14,882,799	(219,041)
Cash and cash equivalents - beginning of period	321,788	748,715
Cash and cash equivalents - end of period	$15,204,587	$529,674

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